SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 6, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

GLASS LEWIS SUPPORTS SARISSA CAPITAL’S NOMINEES FOR INNOVIVA BOARD

************

Glass Lewis recommends that shareholders vote on Sarissa’s GOLD PROXY CARD for GEORGE BICKERSTAFF and ODYSSEAS KOSTAS

Glass Lewis also recommends that shareholders VOTE AGAINST Innoviva’s executive compensation

Greenwich, CT, April 6, 2017 – Sarissa Capital Management LP (“Sarissa”) announced today that Glass Lewis, an influential and leading independent proxy voting and corporate governance advisory firm, announced its support for two of Sarissa’s three nominees to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) (“Innoviva”) at its 2017 annual meeting of stockholders to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia.

•	Glass Lewis recommends that Innoviva shareholders VOTE ON THE GOLD CARD FOR GEORGE BICKERSTAFF and ODYSSEAS KOSTAS

•	Glass Lewis recommends that shareholders VOTE AGAINST INNOVIVA’S EXECUTIVE COMPENSATION

We urge all shareholders to read Glass Lewis’ thoughtful analysis which sheds light on many of the problems at Innoviva.

In announcing its support for the Sarissa nominees, Glass Lewis concluded:

“Upon full review, we believe [Sarissa] has both provided a reasonable case for minority change to the incumbent board and submitted candidates who appear reasonably suited to address the concerns raised across Sarissa’s materials. In turn, we believe the board has offered a selectively structured, unconvincing rebuke of material concerns surrounding Innoviva’s climbing costs, poor TSR performance, dubious compensation practices and troubling corporate governance protocols. In light of these considerable concerns, we believe investors would benefit from a fresh, shareholder-friendly perspective at the board level.” [Emphasis Added]

In discussing, Innoviva’s corporate governance issues, including the NomGov committee process touted by Innoviva that added Patrick LePore and Barbara Duncan to the board, Glass Lewis stated:

“While we understand the board may view this framework as providing credibility to the process leading to the appointment of directors Duncan and [LePore], we believe the overwhelming bulk of associated disclosure suggests a deeply flawed committee effort mired in, among other things, dubious meeting protocols, poor member participation, inclusion of non-member directors and, most disconcertingly, the expansive involvement of the Company’s sitting CEO. In short, then, we believe there is sufficient cause to suggest Innoviva’s corporate governance architecture may be both faulty and reactive.” [Emphasis Added]

Glass Lewis lists several problematic details of this process involving specific board members which we set forth later in this press release.

Glass Lewis described Innoviva as a “relatively simple enterprise” revolving around GSK and stated:

“In particular, we find management’s language supports the notion that the success or failure of Innoviva’s products is effectively predicated on GSK’s marketing and sales programs, which are, in turn, guided by committees over which GSK exerts de facto control. Thus, we would argue the day-to-day execution of an extant program heavily designed, approved and exclusively implemented by GSK — rather than any active effort by Innoviva management — is likely to be the axis around which Innoviva’s growth and valuation turn.” [Emphasis Added]

Glass Lewis also expressed the following concerns regarding Innoviva’s cost structure and benchmarking practices:

“In short, our considerable doubts about management’s percentage-based methodology aside, we are concerned Innoviva — a firm with two principle products, no research and development function and no sales staff — is benchmarking its expenses to firms with substantially more complex and diversified operational models.” [Emphasis Added]

Glass Lewis recommended that shareholders vote against Innoviva’s executive compensation and stated:

“Given that the foregoing general and administrative cost architecture reflects, among other things, pay afforded to the Company’s senior executives, it should arguably come as little surprise that we believe legitimate concerns exist with respect to Innoviva’s compensation practices.” [Emphasis Added]

FURTHER TROUBLING DETAILS OF THE NOMGOV PROCESS THAT ADDED PATRICK LEPORE AND BARBARA DUNCAN TO THE BOARD AS ACCOUNTED BY GLASS LEWIS

In discussing the NomGov committee process touted by Innoviva that added Patrick Lepore and Barbara Duncan to the board, Glass Lewis stated, “A closer look, however, raises additional questions around the effectiveness and independence of the committee.” Glass Lewis then stated, “Among other things, we note the following:”

•

“Notwithstanding a stated intention to identify candidates “for review by the Company’s Nominating/Corporate Governance Committee”, a substantial portion of the initial vetting appears to have been undertaken solely by former committee chair Paul Pepe;”

•

“In addition to Mr. Pepe’s efforts, key portions of the process are heavily marked by the participation of CEO Michael Aguiar, as well as the bizarrely extensive inclusion of Cathy Friedman, who is not a member of the nominating and corporate governance committee;”

•

“Despite a process starting in May 24, 2016, the other two members of the committee — William Waltrip and James Tyree — were not expressly involved in the candidate evaluation and interview process until September 22, 2016;”

•	“Advice offered by external counsel regarding director appointments was not given to the full committee, but, instead, only to Mr. Pepe and CEO Michael Aguiar;”

•	“In the late stages of the process, the chair of the committee — without any clear inclusion of Messrs. Tyree or Waltrip — reported to the full board regarding Mr. LePore;”

•

“On October 26, 2016, the committee held a nebulously defined “concurrent meeting” during a regularly scheduled board meeting, leaving considerable ambiguity around the ability of all committee members — including members Tyree and Waltrip — to independently discuss then-candidate Pepe;”

•

“In the subsequent process relating to Ms. Duncan, disclosure indicates that in lieu of full, unambiguous support by all members of the nominating and corporate governance committee, the plan to appoint Ms. Duncan was instead supported by Mr. Waltrip, as a non-chair member of the committee, Cathy Friedman, a non-member of the committee, and Michael Aguiar, Innoviva’s CEO; and”

•	“On November 18, 2016, the committee held yet another “concurrent meeting”, eventually resulting in, among other things, the appointment of Ms. Duncan.”

We believe Glass Lewis’ thorough and thoughtful analysis justifies its summation:

“Here, we believe Sarissa has presented a cogent case. While much of Innoviva’s materials attempt to frame the Company as a lean enterprise critically and fruitfully involved in key aspects of the GSK collaboration agreements, we consider a more detailed review indicates Innoviva management has limited impact on the Company’s royalty streams in light of GSK’s marketing mandate and key veto authority. Notwithstanding Innoviva’s muted operational requirements, the Company’s operational costs — which are principally comprised of executive compensation — have continually expanded, in all cases while ordinary investors have suffered mediocre total returns relative to a benchmark index. Compounding our concern is a corporate governance framework that appears problematically malleable and largely ineffective, in each case as an extension of the seemingly significant influence of current CEO Michael Aguiar. As a result, we are inclined to conclude Sarissa’s current campaign represents an opportunity to replace a minority of the board’s most culpable members with certain candidates we believe would bring suitable operational knowledge and financial discipline to Innoviva.”

Sarissa strongly believes that Innoviva must learn that shareholder capital must be optimized for the benefit of shareholders, not management. We are gravely concerned about management’s ability to be good stewards of future shareholder capital and its desires to “build over time a recurring revenue business.”

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS IT SPENDING SO MUCH MONEY AND

WHY IS IT PAYING ITS MANAGEMENT AND DIRECTORS SO MUCH?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us deliver the necessary change to Innoviva. It is important that you submit your GOLD proxy card AS SOON AS POSSIBLE. Importantly, if you receive a white card from Innoviva, DO NOT return it, just discard it. If you want to follow Glass Lewis’ recommendation YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.

PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card. You may also vote by phone or internet by following the instructions on the GOLD PROXY CARD. If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP

Melinda Zech

203-302-2330

D.F. King & Co., Inc.

Edward McCarthy

Peter Aymar

212-269-5550

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.